Exhibit 99.1

Contacts:

Macy’s, Inc:	Lids:
Media - Jim Sluzewski	Media – John DeWaal
513/579-7764	317/333-5489

Genesco
Media – Claire S. McCall
615/367-8283

Investor – Matt Stautberg	Investor – James S. Gulmi
513/579-7780	615/367-8325

FOR IMMEDIATE RELEASE

MACY’S AND LIDS SPORTS GROUP PARTNER TO OPEN LICENSED TEAM

SPORTSWEAR DEPARTMENTS IN MACY’S STORES AND ONLINE

CINCINNATI, Ohio, and INDIANAPOLIS, Indiana, August 7, 2013 – Macy’s, Inc. and LIDS Sports Group, a subsidiary of Genesco Inc., today announced that they have signed an agreement to open licensed team merchandise departments in Macy’s stores nationwide and online under the name of Locker Room by Lids™.

Plans call for Locker Room by Lids departments to be piloted in approximately 25 Macy’s stores and on macys.com in fall 2013, and an additional 175 in-store departments rolling out in spring 2014 as part of the initial phase. The departments, located in markets covering major professional sports teams and colleges, will be operated by LIDS Sports Group under a license agreement with Macy’s.

Each department will contain licensed products associated with professional and collegiate teams, including those in NFL, MLB, NBA, NHL and NCAA. The assortment will encompass apparel and headwear for men, women and children, as well as home and novelty products such as glassware, throws and gnomes. Custom embroidery is also expected to be available in selected locations.

The size of the in-store licensed departments will vary by Macy’s store, with an average of 500 to 1,000 square feet per location. The goal is also to incorporate an interactive kiosk through which customers can place online orders that can be shipped directly to their home or another designated address – thus serving customers who are fans of teams in other parts of the country.

LIDS Sports Group, a leading seller of licensed team products, will be the exclusive operator of Macy’s in-store team sportswear. Macy’s will be the exclusive U.S. department store with Locker Room by Lids locations.

“Our customers are passionate fans of their sports teams, whether they be local or elsewhere in the country. Through our partnership with LIDS, Macy’s will be able to offer a focused assortment of team-related merchandise that is tailored to the fans who shop in each Macy’s store. This is a natural and powerful expression of our My Macy’s approach to serving local customers. Moreover, with Macy’s rapidly emerging omnichannel capability, we can efficiently sell and fulfill orders for customers who may be fans of teams anywhere in America, or who are buying gifts for friends and family who live elsewhere,” said Jeff Gennette, Macy’s chief merchandising officer. “With Locker Room by Lids in hundreds of Macy’s stores, we also are strengthening Macy’s status as a destination for activewear. These new teamwear departments will complement our established assortments in active apparel and accessories, as well as athletic footwear now being supplied to Macy’s customers in partnership with Finish Line.”

“As we continue to grow our Locker Room by LIDS locations across North America, the opportunity to partner with Macy’s allows us to immediately capture underserved markets in virtually every major sports city in the U.S.” said Ken Kocher, President of LIDS Sports Group. “Combining our expertise in sports licensed merchandising with Macy’s retail dominance gives us the ability to serve a much larger cross section of sports fans both in-store and online.”

About Macy’s Inc.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2012 sales of $27.7 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 12 Bloomingdale’s Outlet stores. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.

About LIDS Sports Group

The LIDS Sports Group, operating within Hat World, Inc., is comprised of the LIDS retail headwear stores, the LIDS Locker Room specialty fan retail chain, the LIDS Clubhouse retail stores, the LIDS Team Sports wholesale team sports business, and the Internet businesses www.lids.com, www.lidslockerroom.com, www.lidsclubhouse.com, www.lidsteamsports.com and www.lids.ca. Operating out of Indianapolis, Indiana, the retail businesses make up more than 1,000 mall-based, airport, street level and factory outlet locations nationwide, and in Canada and Puerto Rico. LIDS retail stores offer officially licensed and branded headwear of collegiate teams, major professional sports teams, as well as other specialty fashion categories in the latest styles and colors. LIDS Locker Room is a mall-based retailer of sports headwear, apparel, accessories, and novelties which also operates under the Sports Fan-Attic and Sports Avenue retail concepts. Most LIDS and LIDS Locker Room stores also offer custom embroidery capability. LIDS Clubhouse operates team-specific professional sports and university athletics retail stores and e-commerce sites. LIDS Team Sports is a full-service team uniform and apparel dealer, custom screen printer, embroidery and sporting goods distributor. Hat World, Inc. is a subsidiary of Genesco Inc.

Safe Harbor Statements

Macy’s

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Genesco Inc.

This release contains forward-looking statements. Actual department openings, operations and results could vary materially from the expectations reflected in these statements. A number of factors could cause differences including developments that have a negative effect on sales or earnings. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via its website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of Genesco at the time they are made. Genesco disclaims any obligation to update such statements.

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